EXHIBIT 11.1

                           COAST DENTAL SERVICES, INC.
                                  EXHIBIT 11.1
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                            QUARTER ENDED JUNE 30,           SIX MONTHS ENDED JUNE 30,
                                                             1999            2000              1999             2000
                                                         -----------      -----------       -----------      -----------
Net income (loss)..................................      $   510,342      $   (81,445)      $ 1,628,272      $  (111,206)
                                                         ===========      ===========       ===========      ===========

SHARES:
Basic weighted average number of shares
   outstanding ....................................        7,103,794        6,286,384         7,319,653        6,299,351
Additional shares issuable under stock options
   for diluted earnings per share
                                                                  53               --               176               --
                                                         -----------      -----------       -----------      -----------
Diluted weighted average number of shares
   outstanding ....................................        7,103,847        6,286,384         7,319,829        6,299,351

BASIC EARNINGS (LOSS) PER SHARE:
Net income (loss)..................................      $       .07      $      (.01)      $       .22      $      (.02)
                                                         ===========      ===========       ===========      ===========

DILUTED EARNINGS (LOSS) PER SHARE:
Net income (loss)..................................      $       .07      $      (.01)      $       .22      $      (.02)
                                                         ===========      ===========       ===========      ===========